Exhibit 10.17
Vectrus, Inc.
Enhanced Severance Pay Plan
1. Purpose

     The purpose of this Vectrus, Inc. Enhanced Severance Pay Plan (“Plan”) is to assist in occupational transition by providing Severance Benefits, as defined herein, for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.

     The Plan first became effective as of September 27, 2014 following the spin-off of Vectrus, Inc. (“Vectrus”) from Exelis Inc. (“Exelis”) on September 27, 2014. Exelis was spun off from ITT Corporation (together with Exelis, the “Predecessor Corporations”) on October 31, 2011. The Predecessor Corporations maintained similar plans prior to the respective spin-offs (the “Predecessor Plans”), and the Plan was created to continue service accruals under the Predecessor Plans. The Plan shall remain in effect as provided in Section 9 hereof, and covered employees shall receive full credit for their service with the Predecessor Corporations as provided in Section 5 hereof.

2. Covered Employees

     Covered employees under this Plan (“Employees”) are active full-time, regular salaried employees of Vectrus and of any subsidiary company (“Vectrus Subsidiary”) (collectively or individually as the context requires the “Company”) (including Employees who are short term disabled as of a Potential Acceleration event within the meaning of the Company’s short term disability benefit plans) (other than Employees on periodic severance as of a Potential Acceleration Event) who are or were, at any time within the two year period immediately preceding the Employees’ termination of employment (other than executives covered by the Vectrus Special Senior Executive Severance Pay Plan), United States or Canadian citizens or who are employed in the United States or Canada, whose primary employment location is at Vectrus Headquarters (currently in Colorado Springs, Colorado), and such other employees of the Company who shall be designated as covered employees thereunder by the Chief Executive or the Senior Vice President and Chief-Human Resources Officer of Vectrus or a designee of such officers (“Authorized Officers or Designees”). No person who is employed on a contract, temporary, occasional or seasonal basis is eligible under this Plan.

     After the occurrence of an Acceleration Event, the terms “Vectrus”, “Vectrus Subsidiary” and “Company” as used herein shall also include, respectively and as the context requires, any successor company to Vectrus or any successor company to any Vectrus Subsidiary and any affiliate of any such successor company.

3. Definitions

     An “Acceleration Event” shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Act”) disclosing that any person (within the meaning of Section 13(d) of the Act), other than Vectrus or a subsidiary of Vectrus or any employee benefit plan sponsored by Vectrus or a subsidiary of Vectrus, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding Common Stock, $0.01 par value, of Vectrus (the “Stock”); (ii) any person (within the meaning of Section 13(d) of the Act), other than Vectrus or a subsidiary of Vectrus, or any employee benefit plan sponsored by Vectrus. Vectrus or a subsidiary of Vectrus, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of Vectrus (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock of Vectrus (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the consummation of (A) any consolidation, business combination or merger involving Vectrus, other than a consolidation, business combination or merger involving Vectrus in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of Vectrus (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of Vectrus (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Vectrus, (iv) there shall have been a change in a majority of the members of the Board of Directors of Vectrus within a 12-month period unless the election or nomination for election by Vectrus stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period or (v) any person (within the meaning of Section 13(d) of the Act) (other than Vectrus or any subsidiary of Vectrus or any employee benefit plan (or related trust) sponsored by Vectrus or a subsidiary of Vectrus) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.

     “Cause” shall mean action by the Employee involving willful malfeasance or gross negligence or the Employee’s failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on the part of the Employee shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

     “Enhanced Severance Period” shall mean the period, expressed in weeks, equal to the sum of (x) two times the normal severance pay or termination pay period of weeks for the Employee (the “Normal Severance Period”), determined as if the Employee were an employee of the same grade, and having the same years of service, covered by the Vectrus, Inc. Severance Plan (as may be amended from time to time). It shall be assumed for this purpose that the severance pay that would have been provided thereunder is the amount determined pursuant to Exhibit 1, Exhibit 2 or Exhibit 3 thereof (or any successor provisions thereof), as applicable based on the Employee’s title and position at the time of the termination) and (y) four (4) weeks (in lieu of notice of termination), provided that the Enhanced Severance Period shall not exceed 108 weeks and shall not be less than the Minimum Severance Period.

     “Enhanced Week’s Pay” shall mean the sum of (x) the current annual base salary rate paid or in effect with respect to the Employee at the time of Employee’s termination of employment and (y) the Employee’s annual target bonus or service recognition award opportunity for the year in which the termination occurs (or, if no target exists, the annual bonus or service recognition award paid or awarded to the Employee in respect of the prior year), divided by 52 weeks.

     “Good Reason” shall mean (i) without the Employee’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Employee, (A) a reduction in the Employee’s annual base compensation (whether or not deferred), (B) the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; (ii) without the Employee’s express written consent, the Company’s requiring the Employee’s work location to be other than within twenty-five (25) miles of the location where such Employee was principally working immediately prior to the Acceleration Event; or (iii) any failure by the Company to obtain the express written assumption of this Plan from any successor to the Company; provided that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Employee’s knowledge thereof, unless the Employee has given the Company notice thereof prior to such date, and the date of the Employee’s termination of employment for Good Reason must occur, if at all, within one hundred and eighty (180) days following the later of the occurrence of the Good Reason event or the Employee’s knowledge thereof.

     “Minimum Severance Period” shall mean (i) with respect to Employees with less than twenty (20) years of service with the Company, twenty-six (26) weeks, (ii) with respect to Employees with between twenty (20) and twenty-five (25) years of service with the Company, 52 weeks, (iii) with respect to Employees with greater than twenty-five (25) years of service with the Company but less than or equal to thirty (30) years of service with the Company, seventy-eight (78) weeks and (iv) with respect to Employees with greater than thirty (30) years of service with the Company, one hundred and four (104) weeks. For purposes hereof, “years of service” shall have the same meaning as in the termination pay plans or policies at Vectrus Corporate Headquarters, Colorado Springs, Colorado, as in effect immediately preceding an Acceleration Event and shall be determined as of the date of the Employee’s termination of employment with the Company.

     “Potential Acceleration Event” shall mean the execution of an agreement or the commencement of a tender offer, in either case, in respect of a transaction or event that if consummated would result in an Acceleration Event.

4. Severance Benefits Upon Termination of Employment

     If an Employee’s employment with the Company is terminated due to a Qualifying Termination, he or she shall receive the severance benefits set forth in Section 5 hereof (“Severance Benefits”). For purposes hereof, (i) a “Qualifying Termination” shall mean a termination of an Employee’s employment with the Company either (x) by the Company without Cause (A) within the two (2) year period commencing on the date of the occurrence of an Acceleration Event or (B) prior to the occurrence of an Acceleration Event and either (1) following the public announcement of the transaction or event which ultimately results in such Acceleration Event or (2) at the request of a party to, or participant in, the transaction or event which ultimately results in an Acceleration Event; or (y) by an Employee for Good Reason within the two (2) year period commencing with the date of the occurrence of an Acceleration Event and (ii) a determination by an Employee that he or she has “Good Reason” hereunder shall be final and binding on the parties hereto unless the Company can establish by a preponderance of the evidence that “Good Reason” does not exist.

5. Severance Benefits

     Severance Benefits for Employees:

     • Accrued Rights — The Employee’s base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Employee in accordance with Company policy prior to the date of the Employee’s termination of employment and such employee benefits, if any, as to which the Employee may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused paid time off under the Company’s paid time off policy.

     • Severance Pay — The number of weeks of the Employee’s Enhanced Severance Period times the Employee’s Enhanced Week’s Pay, paid in the form described in Section 6 below.

     • Health and Life Insurance Benefits

     — Continued health and life insurance benefits for a period equal to the Employee’s Enhanced Severance Period following the Employee’s termination of employment at the same cost to the Employee, and at the same coverage levels, as provided to the Employee (and the Employee’s eligible dependents) immediately prior to his or her termination of employment.

     — Payment of a lump sum amount (“Savings Plan Lump Sum Amount”) equal to the number of weeks of the Employee’s Enhanced Severance Period times the following amount: the highest annual base salary rate determined above under “Enhanced Week’s Pay”, divided by 52 weeks, times the highest percentage rate of Company Contributions (not to exceed 4%) with respect to the Employee under the Vectrus 401(k) Plan and/or the Vectrus Excess Savings Plan (or corresponding savings plan arrangements (i) outside the United States or (ii) as may be designated by an Authorized Officer of Designee) (“Savings Plans”) (including matching contributions and floor contributions) at any time during the three (3) year period immediately preceding the Employee’s termination of employment or the three (3) year period immediately preceding the Acceleration Event. This provision shall apply to any Employee who is a member of any of the Savings Plans at any time during such three (3) year period.

     • Outplacement — Outplacement services for one (1) year.

     With respect to the provision of benefits described above during the above period equal to the Employee’s Enhanced Severance Period, if, for any reason at any time the Company (i) is unable to treat the Employee as being eligible for ongoing participation in any Company employee benefit plans in existence immediately prior to the termination of employment of the Employee, and if, as a result thereof, the Employee does not receive a benefit or receives a reduced benefit or (ii) determines that ongoing participation in any such Company benefit plans or policies would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall provide such benefits by making available equivalent benefits from other sources in a manner consistent with Section 15 below.

     Notwithstanding any other provision of the Plan to the contrary, all prior service by an Employee with the Predecessor Corporations shall be credited in full towards an Employee’s service with the Company.

6. Form of Payment of Severance Pay and Lump Sum Payments

     Severance Pay shall be paid in cash, in non-discounted equal periodic installment payments corresponding to the frequency and duration of the severance payments that the Employee would have been entitled to receive under the Vectrus, Inc. Severance Plan, with such terms governing the frequency and duration of the severance payments being deemed incorporated herein by reference. The Savings Plan Lump Sum Amount shall be paid in cash within thirty (30) calendar days after the date the employment of the Employee terminates.

7. Termination of Employment — Other

     The Severance Benefits shall only be payable upon an Employee’s termination of employment due to a Qualifying Termination; provided, that if, following the occurrence of an Acceleration Event, an Employee is terminated due to the Employee’s death or disability (as defined in the long-term disability plan in which the Employee is entitled to participate (whether or not the Employee voluntarily participates in such plan)) and, at the time of such termination, the Employee had grounds to resign with Good Reason, such termination of employment shall be deemed to be a Qualifying Termination.

8. Administration of Plan; Claims and Appeals Procedure

     This Plan shall be administered by Vectrus, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions Vectrus shall be final, conclusive and binding on all parties affected thereby.

     Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan’s administrator (in accordance with Section 16) within ninety (90) days after the earlier of (i) the date the claimant learned the amount of their severance benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary, and an explanation of the Plan’s procedures (and time limits) for appealing the denial, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the administrator expects to render its decision on the claim.

     If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments (as well as documents, records and other information related to the claim) in writing. The administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the administrator expects to render its decision.

     If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

     If the claims procedures set forth above have been exhausted and a claimant wishes to challenge a final determination by the Plan administrator, such claim shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the entire cost thereof shall be borne by the Company. The location of the arbitration proceedings shall be reasonably acceptable to the Employee. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Employee as a result of the Company’s refusal to provide any of the Severance Benefits to which the Employee becomes entitled under this Plan, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the Employee and the Company pertaining to this Plan. The Company shall pay such fees and expenses from the general assets of the Company.

9. Termination or Amendment

    Vectrus may terminate or amend this Plan (“Plan Change”) at any time except, that following the occurrence of (i) an Acceleration Event or (ii) a Potential Acceleration Event, no Plan Change that would adversely affect any Employee may be made without the prior written consent of such Employee affected thereby; provided, however, that (ii) above shall cease to apply if such Potential Acceleration Event does not result in the occurrence of an Acceleration Event.

10. Offset

     Any Severance Benefits provided to an Employee under this Plan shall be in lieu of, and not in addition to, any severance pay or benefits the Employee would otherwise be entitled to receive (i) pursuant to any other Company policy, practice program or arrangement, (ii) pursuant to any Company employment agreement or other agreement with the Company, or (iii) by virtue of any law, custom or practice excluding, however, any unemployment compensation in the United States.

11. Excise Tax

     In the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the aggregate of all Payments shall be reduced so that the Present Value of the aggregate of all Payments does not exceed the Safe Harbor Amount; provided, however, that no such reduction shall be effected, if the Net After-tax Benefit to Employee of receiving all of the Payments exceeds the Net After-tax Benefit to Employee resulting from having such Payments so reduced. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage.

 For purposes of this Section 11, the following terms have the following meanings:

     (i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Employee with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Employee’s taxable year in which the Change in Control occurs.

     (ii) “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions required by this Section 11.

     (iii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

     (iv) “Safe Harbor Amount” shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.

     All determinations required to be made under this Section 11, including whether and when a reduction is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually agreed to by the Employee and the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within ten (10) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any reduction, the Employee shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such payment is required to be made.

     All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax is payable by the Employee, it shall so indicate to the Employee in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

12. Miscellaneous

     The Employee shall not be entitled to any notice of termination or pay in lieu thereof except as included as part of Severance Pay as provided herein.

     Severance Benefits under this Plan are paid entirely by the Company from its general assets.

     This Plan is not a contract of employment, does not guarantee the Employee employment for any specified period and does not limit the right of the Company to terminate the employment of the Employee at any time.

     If an Employee should die while any amount is still payable to the Employee hereunder had the Employee continued to live, all such amounts shall be paid in accordance with this Plan to the Employee’s designated heirs or, in the absence of such designation, to the Employee’s estate.

     The numbered section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

     If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.
     The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.

     The Plan shall be binding on all successors and assigns of the Vectrus and an Employee.

13. Notices

     Any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Vectrus
655 Space Center Drive
Colorado Springs, Colorado 80915
Attention: General Counsel

If to Employee:

To the most recent address of Employee set forth in the personnel records of Vectrus.

14. Adoption Date

     This Plan was initially adopted by Vectrus on September 27, 2014 (“Adoption Date”) and does not apply to any termination of employment which occurred or which was communicated to the Employee prior to the Adoption Date.

15. Section 409A

     This Plan is intended to comply with Section 409A of the Code (or an applicable exemption therefrom) and will be interpreted in a manner consistent with such intent. Notwithstanding anything herein to the contrary, (i) if at the time of the Employee’s termination of employment with the Company the Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s termination of employment with the Company (or the earliest date as is permitted under
Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Employee in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv), the terms of which shall be deemed incorporated herein by reference. Notwithstanding the definition of Acceleration Event contained herein, where required to avoid additional tax under Section 409A, the event constituting an Acceleration Event must also be an event described in Treas. Reg. Section 1.409A-3(i)(5). Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All payments to be made upon a termination of employment that constitute deferred compensation under this Plan may only be made upon a “separation from service” (as that term is used in Section 409A). The Company shall consult with Employees in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Employees with respect thereto.

16. Additional Information.

Plan Name:	Vectrus, Inc. Enhanced Severance Pay Plan

Plan Sponsor:	Vectrus, Inc.
655 Space Center Drive
Colorado Springs, CO 80915

Employer Identification Number:	38-3924636

Plan Number:	50[ ]

Plan Year:	Vectrus' Fiscal Year

Plan Administrator:	Vectrus, Inc.
Attention: Administrator of the Vectrus, Inc. Enhanced Severance Pay Plan
655 Space Center Drive
Colorado Springs, CO 80915
(719) 591-3600

Agent for Service of Legal Process:	Vectrus, Inc.
Attention: Chief Legal Officer
655 Space Center Drive
Colorado Springs, CO 80915
(719) 591-3600

Service of process may also be made upon the Plan administrator.

Type of Plan:	Employee Welfare Benefit Plan - Severance Pay Plan

Plan Costs:	The cost of the Plan is paid by Vectrus, Inc.

17. Statement of ERISA Rights.

As participants in the Plan, Employees have the following rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

•
Employees may examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and

•
Employees may obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form

5500 Series) and updated summary plan description. The Plan administrator may make a reasonable charge for the copies.
In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of Plan participants. No one, including Vectrus or any other person, may fire a Plan participant or otherwise discriminate against a Plan participant in any way to prevent the participant from obtaining a benefit under the Plan or exercising rights under ERISA. If a claim for a severance benefit is denied, in whole or in part, the person seeking benefits must receive a written explanation of the reason for the denial. Plan participants have the right to have the denial of the claim reviewed. (The claim review procedure is explained in Section 8 above.)

Under ERISA, there are steps Plan participants can take to enforce the above rights. For instance, if a Plan participant requests materials and does not receive them within thirty (30) days, the Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Plan participant up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Plan participant has a claim which is denied or ignored, in whole or in part, the participant may file suit in a federal court. If it should happen that the participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or the participant may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Plan participant is successful, the court may order the person the Plan participant sued to pay these costs and fees. If the Plan participant loses, unless the Plan requires the Vectrus to pay the costs, he court may order the Plan participant to pay these costs and fees, for example, if it finds that the Participant’s claim is frivolous.

If the Plan participant has any questions regarding the Plan, the participant should contact the Plan administrator (see Section 16 for the contract in formation). If the Plan participant has any questions about this statement or about his or her rights under ERISA, the Plan participant may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in his or her telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. The Plan participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.